At-Will Employment Agreement
This employment agreement is entered into May 26, 2023, by and between Alpine 4 Holdings, Inc. (A4 or Company), and Chris Meinerz, effective May 30, 2023. The position offered is Chief Financial Officer.
This agreement shall remain in place and continue until such time that either party chooses to exercise their at-will-employment rights, thus ending the employment agreement with or without cause. This letter will set out the terms and conditions of the protections we require regarding confidentiality, non-competition, and non-solicitation, which are required of you as a condition of employment. Also, below is an outline of the compensation and benefits offered to you along with a brief summary of our expectations of you in your position.
Position Expectations:
You agree to perform faithfully, industriously and to the best of your ability, experience, and talents, all duties that may be required by the express and implicit terms of this agreement and to the reasonable satisfaction of the Company. Such duties shall be provided at such place(s) as the needs of the business or as opportunities of the Company. Company policies, procedures and expectations for confidentiality are expected to be followed without exception. You are to act on behalf of the company in an ethical manner with integrity. Failure to do so is grounds for dismissal of employment.
As Chief Financial Officer, your over-arching goal will be to represent A4 in a stellar manner. This means that you will be expected to drive the financial and accounting initiatives of A4 such as but not limited to: timely reporting of the 10k, and 10Q’s with the SEC, learning, guiding and teaching the latest PCAOB standards within A4 and its subsidiaries, ensuring that SOX compliance is met by December 31 2024, growing the education and professionalism of the accounting team and additional goals as agreed upon with the CEO, COO and Board of Directors. As goals and strategies can and will change, acting in the best interest of A4 shall not. Total transparency for any and all pertinent information shall always be expected. This will require you to be an adept influencer, a strong communicator, and a tireless agent of change. You must learn and understand A4’s business model and strategy that will lend itself to building strong relationships with subsidiary leadership and key stakeholders. In cooperation with the COO and CEO, you will be responsible for blocking and tackling meaning. Thus, making good sound decisions for the company, providing accurate and timely financial reporting, proper controllership, and developing and maintaining proper succession planning.
Compensation and Benefits:
Salary: This is a salaried-exempt position.
•Base pay rate of $275,000 annually payable in accordance with A4's usual payroll procedures (bi-weekly gross pay of: $10,576.92).
•Bonus of $5,000 per quarter for on-time accurate 10Q quarterly filings.
•Bonus of $10,000 for annual on-time and accurate 10K filing.
•$25,000 of Alpine 4 stock which will be granted after 90 days of successful employment.

Other Benefits and Compensation:
•80 hours of annual PTO for 2023 and 120 hours of annual PTO beginning 2024. Hours do not accrue year to year and 90-day notice must be given prior to year-end to take any time off under PTO.
•Holidays as outlined in the company guidebook.
•Offer to participate in the company sponsored health, welfare, and 401(k) plans. Medical, dental and vision premiums are paid 100% by the company for yourself and any legal dependents, effective June 1, 2023.

•Participation in Alpine’s Executive SOP Plan which shall reward Executives for tenure, job performance, value to the Company, and other criteria.

Employment Termination:
Upon termination of employment, accrued vacation will be paid in accordance with state law and A4's customary procedures. This section of the Agreement is included only for accounting and payroll purposes and should not be construed as establishing a minimum or definite term of employment.

Expense Reimbursement:
The Company will reimburse you for approved out-of-pocket expenses incurred during business as it relates to the Company and/or any other approved affiliates. Reimbursement will be paid in accordance with Company policies and must be accompanied by substantiation back-up (i.e., receipts).
Confidentiality:
The protection of confidential business information and trade secrets is vital to the interests and success of the company and those we serve (our clients). Confidential information is all information disclosed to or known by you because of employment with the company that is not generally known to people outside the company about its business. An employee who improperly uses or discloses trade secrets or confidential business information will be subject to disciplinary action up to and including termination of employment and possible legal action, even if he or she does not actually benefit from the disclosed information. This provision is not intended to, and should not be interpreted to, prohibit employees from discussing wages and other terms and conditions of employment if they so choose.
Should your employment terminate for any reason, you agree that confidentiality requirements will remain in effect for a period of three (3) years after separation of employment.
Conflicts of Interest:
During the term of this Agreement, Employee will not, without the prior written approval of the Company, directly or indirectly participate in or assist any business that is a current or potential supplier, customer or competitor of Company; provided, however, that Employee may invest in such companies to an extent not exceeding one percent (1%) of the total outstanding shares in each of one or more such companies whose shares are listed on a national securities exchange or quoted daily by NASDAQ or NYSE.
Non-Solicitation:
During Employee’s employment with the Company and for three (3) years after termination of employment either for Cause or Good Reason, in order to enable Company to maintain a stable work force and to operate its business, Employee shall not, without the prior written consent of the Company, either directly or indirectly solicit, induce, recruit or encourage any of Company’s employees, contractors, vendors or current customers to leave their employment or engagement with Company, either for Employee’s benefit or for the benefit any other person or entity.
By signing this agreement, you accept the offered position and further understand that you will be held accountable to abide by and uphold our code of ethics and conduct all policies and procedures set forth by Alpine 4 Holdings, Inc., without exception.

Kind regards,

Trish Norvell, SHRM-CP; Corporate VP of Human Resources and Risk Management
/s/ Trish Norvell

Acceptance of Offer (signature):
/s/ Christopher Meinerz

Date: May 26, 2023